Exhibit 99.1

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Combined Carve-Out Financial Statements

As of December 31, 2023 and 2022 and for the Years Ended December 31, 2023 and 2022

Houston Office
3737 Buffalo Speedway
Suite 1600
Houston, Texas 77098
713.621.1515 Main

whitleypenn.com

REPORT OF INDEPENDENT AUDITORS

To the Sole Member and Sole Manager of

Hi-Crush Operating, LLC (f/k/a Hi-Crush Inc.)

Opinion

We have audited the accompanying combined carve-out financial statements of Hi-Crush Inc. (the “Company”), which comprise the combined carve-out balance sheets as of December 31, 2023 and 2022, and the related combined carve-out statements of operations, changes in Parent’s net investment, and cash flows for the years then ended, and the related notes to the carve-out combined financial statements.

In our opinion, the accompanying combined carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1, the financial statements been prepared on a “carve-out” basis from the consolidated financial statements of Hi-Crush, Inc. to reflect the assets, liabilities, revenues and expenses of the Company, as well as allocations deemed reasonable by management to present the results of operations, financial position and cash flows of the Company on a standalone basis and may not reflect the Company’s results of operations, financial position and cash flows had the Company operated as a standalone entity during the periods presented. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined carve-out financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined carve-out financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the combined carve-out financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined carve-out financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined carve-out financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined carve-out financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Whitley Penn LLP

Houston, Texas

April 22, 2024

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Combined Carve-out Balance Sheets

(In thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$30,475	$14,509
Accounts receivable, less allowance for credit
losses of $288 and $34	68,169	68,882
Inventories	7,733	3,781
Prepaid expenses and other current assets	3,580	4,394
Total current assets	109,957	91,566
Property, plant and equipment, net	145,161	119,201
Operating lease right-of-use assets	23,625	16,413
Intangible assets, net	896	946
Deferred tax assets	2,617	-
Other assets	114	136
Total assets	$282,370	$228,262
Liabilities and Parent's Net Investment
Current liabilities:
Accounts payable	$30,214	$34,077
Accrued and other current liabilities	16,412	12,368
Current portion of deferred revenues	3,415	666
Current portion of long-term debt	3,121	2,943
Current portion of operating lease liabilities	12,824	8,483
Total current liabilities	65,986	58,537
Deferred revenues	10,514	-
Long-term debt, net of current portion	454	849
Operating lease liabilities, net of current portion	10,821	7,955
Asset retirement obligations	4,396	2,956
Total liabilities	92,171	70,297
Commitments and contingencies
Parent's net investment	190,199	157,965
Total liabilities and parent’s net investment	$282,370	$228,262

See Notes to Combined Carve-out Financial Statements.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Combined Carve-out Statements of Operations

(In thousands)

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Revenues	$587,513	$427,851
Cost of goods sold	420,323	324,528
Gross profit	167,190	103,323
Operating costs and expenses:
General and administrative	24,062	20,824
Depreciation, depletion and amortization	18,621	14,379
Accretion	328	724
Other operating expenses (income), net	445	(379)
Income from operations	123,734	67,775
Other income:
Interest income	1,236	430
Income before income tax	124,970	68,205
Income tax expense (benefit)	(576)	974
Net income	$125,546	$67,231

See Notes to Combined Carve-out Financial Statements.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Combined Carve-out Statements of Cash Flows

(In thousands)

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Operating activities:
Net income	$125,546	$67,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	18,621	14,379
Deferred income tax expense	(2,617)	-
Provision for credit losses	253	(167)
Stock-based compensation	305	168
Accretion expense	328	724
Gain (loss) on disposal of property, plant and equipment	662	(464)
Non-cash lease expense	12,266	5,638
Changes in operating assets and liabilities:
Accounts receivable	619	(37,477)
Inventories	(3,900)	(1,495)
Prepaid expenses and other current assets	841	147
Accounts payable and other liabilities	4,527	6,266
Net cash provided by operating activities	157,451	54,950
Investing activities:
Capital expenditures for property, plant and equipment	(45,454)	(32,288)
Proceeds from sale of property, plant and equipment	974	1,372
Net cash used in investing activities	(44,480)	(30,916)
Financing activities:
Proceeds from long-term debt	2,286	2,194
Repayment of long-term debt	(5,979)	(3,746)
Parent's net investment activity	(93,312)	(44,432)
Net cash used in financing activities	(97,005)	(45,984)
Net change in cash	15,966	(21,950)
Cash at beginning of year	14,509	36,459
Cash at end of year	$30,475	$14,509

See Notes to Combined Carve-out Financial Statements.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Combined Carve-out Statements of Changes in Parent’s Net Investment

(In thousands)

Parent’s Net
Investment
Balance at December 31, 2021	$135,166
Net decrease in Parent’s investment	(44,432)
Net income	67,231
Balance at December 31, 2022	$157,965
Net decrease in Parent’s investment	(93,312)
Net income	125,546
Balance at December 31, 2023	$190,199

See Notes to Combined Carve-out Financial Statements.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

1. Business and Organization

Description of Business and Organization

Hi-Crush Inc. (together with its subsidiaries, the "Parent") is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production from both fixed and mobile mines, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management across the entire supply chain.

On February 26, 2024, Parent entered an agreement and plan of merger among Parent, Atlas Energy Solutions (“Atlas”), Atlas Sand Company, LLC and the other parties thereto, pursuant to which Parent agreed to sell all of Parent’s Permian Basin proppant production and logistics business and operations (the “Company”) to Atlas. The transaction closed on March 5, 2024. Prior to the closing of the transaction, on March 1, 2024, Parent entered into a contribution and distribution agreement, pursuant to which Parent spun off its Wisconsin mines and Northeast terminal network under HC Minerals Inc. (“HC Minerals”), a newly formed Delaware corporation.

During 2020, the Parent filed for voluntary reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy court and adopted fresh-start accounting in accordance with provisions of the Financial Accounting Standards Board’s (“FASB”) Account Standards and Codification (“ASC”) 852, Reorganizations (“ASC 852”), which resulted in all assets and liabilities being recorded at their fair values.

Basis of Presentation

The Company has historically operated as a component of the Parent’s consolidated entity and not as a standalone legal entity. The accompanying carve-out financial statements represent the historical operations of the Company (as that term has been defined by Rule 11-01(d) of Regulation S-X) and have been derived from that entity’s historical accounting records. The carve-out financial statements are prepared in accordance with accounting principles generally accepted in the United Stated (“GAAP”) and SEC rules and staff interpretations, including Rule 3-05 of Regulation S-X and Staff Accounting Bulletin 1.B. The combined carve-out financial statements of the Company reflect the assets, liabilities, revenue and expenses directly attributable to the Company, as well as allocations of certain costs (“corporate allocations”) deemed reasonable by management, to present the combined financial position, results of operations, changes in parent’s net investment and cash flows of the Company as a carved-out entity.

Corporate allocations include stock-based compensation from the Parent, depreciation, depletion and amortization related to corporate assets, and costs from centralized corporate functions associated with executive management, finance, accounting, legal, human resources, information technology and safety. These costs were allocated to the Company based on direct usage when identifiable and, when not directly identifiable, on a pro-rata basis. For corporate labor costs, the Parent allocated these costs to the Company based on the estimated time and effort spent on the carve-out entity’s operations. For all other allocated costs, the Parent allocated based on the carve-out entity’s gross profit as a percentage of the Parent’s consolidated gross profit. The financial information included herein may not necessarily reflect the Combined Carve-out financial position, results of operations, changes in parent’s net investment and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented. Significant intercompany accounts and transactions have been eliminated in the combined carved-out financials of the Company.

2. Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the combined carve-out financial statements and the reported amount of revenues and expenses during the reporting period. The more significant estimates relate to fair value estimates, including the fair value of assets and liabilities recorded as a result of the adoption of fresh-start accounting, estimates and assumptions for mineral reserves and their impact on calculating depreciation and depletion expense under the units-of-production depreciation method, useful lives used in depreciation and amortization, estimates of fair value for reporting units and asset impairments (including impairments of intangibles and other long-lived assets), estimating potential loss contingencies, inventory valuation, valuation of allowance for credit losses, valuation of right-of-use assets (including potential impairments) and lease liabilities, stock-based compensation, the determination of income tax provisions and the estimated cost of future asset retirement obligations. Actual results could differ from those estimates.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Parent’s Net Investment

The parent’s net investment represents the Parent’s contribution to and distribution from the Company and the allocation of shared costs.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivables, which relate to sales of frac sand and the performance of logistics and wellsite operations and services for which credit is extended based on the customer’s credit history, are recorded at the invoiced amount and generally do not bear interest. The Company regularly reviews the collectability of accounts receivable. Revenues recognized in advance of invoice issuance create assets referred to as “unbilled receivables.” Any portion of unbilled receivables for which the Company’s right to consideration is conditional on a factor other than the passage of time is considered a contract asset. Unbilled receivables are presented on a combined basis with accounts receivable and are converted to trade receivables once billed. The Company’s accounts receivable balance as of December 31, 2021 was $31,238. The Company recorded contract assets of $10,663, $10,853 and $796 as of December 31, 2023, 2022 and 2021, respectively.

Credit Losses

The Company is exposed to credit losses primarily through sales of products and services. The Company’s expected loss allowance methodology for accounts receivable is developed using various estimates and assumptions including historical collection experience, current and future economic and market conditions and a review of the current status of customers’ trade accounts receivables. Due to the short-term nature of such receivables, the estimate of accounts receivable that may not be collected is based on aging of the accounts receivable balances and the financial condition of customers. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The Company’s monitoring activities include timely account reconciliation, dispute resolution, payment confirmation, consideration of customers’ financial condition and macroeconomic conditions.

Inventories

Sand inventory is stated at the lower of cost or net realizable value using the average cost method.

Inventory manufactured at production facilities includes direct excavation costs, processing costs, overhead allocation, depreciation and depletion. Stockpile tonnages are calculated by measuring the number of tons added and removed from the stockpile and adjusted based on drone fly-over reports and analysis. Tonnages are also verified periodically by an independent surveyor. Costs are calculated on a per ton basis and are applied to the stockpile based on the number of tons in the stockpile.

Inventory transported for sale at terminal facilities or to the wellsite includes the cost of purchased or manufactured sand, plus transportation and handling related charges.

Spare parts inventory includes critical spares, materials and supplies. The Company accounts for spare parts on a first-in, first-out basis, and value the inventory at the lower of cost or net realizable value. Detailed reviews are performed related to the net realizable value of the spare parts inventory, giving consideration to quality, excessive levels, obsolescence and other factors.

Property, Plant and Equipment

Asset additions and improvements occurring through the normal course of business are capitalized at cost. When assets are retired or disposed of, the cost and the accumulated depreciation and depletion are eliminated from the accounts and any gain or loss is reflected on the Combined Carve-out Statements of Operations. Expenditures for normal repairs and maintenance are expensed as incurred. Construction-in-progress is primarily comprised of machinery and equipment which has not been placed in service.

Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year. Mine development costs include engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Mining property and development costs are depleted using the units-of-production method based on total estimated reserves and tonnage extracted each period. The impact of revisions to reserve estimates is recognized on a prospective basis. Stripping costs incurred during the production phase of a mine are expensed as incurred.

Property, plant and equipment, other than mining property and development costs, are carried at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

Capitalized costs incurred during the year for major improvement and capital projects that are not placed in service are recorded as construction-in-progress. Construction-in-progress is not depreciated until the related assets or improvements are ready to be placed in service. The Company capitalizes interest cost as part of the historical cost of constructing an asset and preparing it for its intended use. These interest costs are included in property, plant and equipment, net on the Combined Carve-out Balance Sheets. For the years ended December 31, 2023 and 2022, the Company’s capitalized interest costs were immaterial.

Impairment of Long-lived Assets

Recoverability of investments in long-lived assets, including property, plant and equipment is evaluated if events or circumstances indicate the impairment of an asset may exist, based on asset groups, which management has defined as the mine and terminal operations and the logistics and wellsite operations. Estimated future undiscounted net cash flows are calculated using estimates, including but not limited to estimates of proven and probable sand reserves, estimated future sales prices (considering historical and current prices, price trends and related factors), operating costs and anticipated capital expenditures.

Reductions in the carrying value of the Company’s long-lived assets in an asset group are only recorded if the asset group’s undiscounted cash flows are less than the book basis of that asset group and the extent to which the remaining carrying value of the Company’s long-lived assets exceeds the fair value, which is generally determined based upon the estimated future discounted net cash flows to be generated by the property, plant and equipment and other long-lived assets in the asset group.

Management’s estimates of future sales prices, recoverable proven and probable reserves, asset utilization and operating and capital costs, among other estimates, are subject to certain risks and uncertainties which may affect the recoverability of the Company’s investments in long-lived assets. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flows expected to be generated from its operating assets.

No impairment charges related to long-lived assets were recorded during the years ended December 31, 2023 and 2022.

Leases

In accordance with ASC 842, Leases (“ASC 842”), at inception of a contract, the Company determines if it includes a lease. The Company evaluates the lease against the lease classification criteria within ASC 842. If the direct financing or sales-type classification criteria are met, then the lease is accounted for as a finance lease. All other leases are accounted for as operating leases. When a lease is identified, a right-of-use asset and the corresponding lease liability are recorded on the Combined Carve-out Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. In the event a lease does not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The operating lease right-of-use assets also include any lease prepayments made, initial direct costs incurred and excludes lease incentives received. The Company generally does not include renewal or termination options in its assessment of the leases unless extension or termination for certain assets is deemed to be reasonably certain. For all leases with a term of 12 months or less, the Company elected the practical expedient to not recognize lease assets and liabilities. For non-revenue contracts containing both lease and non-lease components, both components will be combined and accounted for as one lease component and accounted for under ASC 842; and for revenue contracts containing both lease and non-lease components, both components will be combined and accounted for as one component and accounted for under ASC 606, Revenue from Contracts with Customers.

Lease expense for lease payments is recognized on a straight-line basis over the lease term. Additionally, any variable payments, which are generally related to the corresponding utilization of the asset, are recognized in the period in which the obligation was incurred.

Right-of-use assets are assessed periodically for impairment if events or circumstances occur that indicate the carrying amount of the asset may not be recovered. The Company monitors events and modifications of existing lease agreements that would require reassessment of the lease. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding right-of-use asset. No impairment charges related to right-of- use assets were recorded during the years ended December 31, 2023 and 2022.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Intangible Assets

The Company amortizes the cost of definite-lived intangible assets on a straight line basis over their estimated useful lives, ranging from 2 to 21 years. An impairment assessment is performed if events or circumstances occur and may result in the change of the useful lives of the intangible assets. No impairment charges related to intangible assets were recorded during the years ended December 31, 2023 and 2022.

Asset Retirement Obligations

In accordance with ASC 410-20, Asset Retirement Obligations, the Company recognizes reclamation obligations when incurred and records them as liabilities at fair value. In addition, a corresponding increase in the carrying amount of the related asset is recorded and depreciated over such asset’s useful life. The reclamation liability is accreted to expense over the estimated productive life of the related asset and is subject to adjustments to reflect changes in value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs.

Revenue Recognition

The Company generates frac sand revenues from the sale of raw frac sand that its customers purchase for use in the oil and natural gas industry. A substantial portion of frac sand sales are sold to customers under long-term supply agreements, the current terms of which expire between 2024 and 2027. The agreements define, among other commitments, the volume of product that the Company must provide and the volume that the customer must purchase by the end of the defined periods. Pricing structures under these agreements are in many cases subject to certain contractual adjustments and consist of a combination of negotiated pricing and fixed pricing. These arrangements may undergo negotiations regarding pricing and volume requirements, which may occur in volatile market conditions. The Company also sells sand through individual purchase orders executed on the spot market at prices and other terms determined by the existing market conditions as well as the specific requirements of the customer. The Company typically invoices the frac sand customers as the product is delivered and title transfers to the customer, with standard collection terms of net 30 days.

Frac sand sales revenues are recognized at the point in time following the transfer of control to the customer when legal title passes, which may occur at the production facility, rail origin, terminal or wellsite. Revenue recognition is driven by the execution and delivery of frac sand by the Company to the customer, which is initiated by the customer placing an order for frac sand, the Company accepting and processing the order, and the physical delivery of sand at the location specified by the customer. At that point in time, delivery has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured.

Revenue from make-whole provisions in customer contracts is recognized as other revenue at the end of the defined period when collectability is certain. Customer prepayments in excess of customer obligations remaining on account upon the expiration or termination of a contract are recognized as other operating income during the period in which the expiration or termination occurs.

The Company generates other revenues primarily through the performance of logistics and wellsite operations and services, which includes transportation, equipment rental, and labor services, as well as through activities performed at its in-basin terminals, including transloading sand for counterparties, and lease of storage space. Transportation services typically consist of transporting proppant from storage facilities to the wellsite and are contracted through work orders executed under established pricing agreements. The amount invoiced reflects the transportation services rendered. Equipment rental services provide customers with use of the Company's fleet equipment for either contractual periods defined through formal agreements or for work orders under established pricing agreements. The amounts invoiced reflect either the contractual monthly minimum, or the length of time the equipment was utilized in the billing period. Labor services provide customers with supervisory, logistics, or field personnel through formal agreements or work orders executed under established pricing agreements. The amounts invoiced reflect either the contractual monthly minimum, or the amount of time the Company's labor services were utilized in the billing period.

The Company typically invoices its customers as product is delivered and services are rendered, with standard collection terms of net 30 days. The Company recognizes revenue for logistics and wellsite operations and services and other revenues as title of the product transfers and the services have been rendered and completed. At that point in time, delivery of service has occurred, evidence of a contractual arrangement exists and collectability is reasonably assured.

Deferred Revenues

The Company occasionally receives prepayments from customers for future deliveries of frac sand or equipment. These prepayments represent consideration that is unconditional for which the Company has yet to transfer title to the sand or equipment. Amounts received from customers in advance of product deliveries are recorded as contract liabilities referred to as deferred revenues and recognized as revenue upon delivery of the product.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Fair Value Measurements and Financial Instruments

The amounts reported on the Combined Carve-out Balance Sheets as current assets or liabilities, including cash, accounts receivable, accounts payable, and other current liabilities approximate fair value due to the short-term maturities of these instruments.

The Company's financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy, which are as follows:

•	Level 1 - observable inputs such as quoted prices in active markets;

•	Level 2 - inputs other than quoted prices in active markets that can directly or indirectly be observed to the extent that the markets are liquid for the relevant settlement periods; and

•	Level 3 - unobservable inputs in which little or no market data exists, therefore inputs reflect the Company's assumptions.

Intangible assets and long-lived assets, including right-of-use assets, are subject to nonrecurring fair value measurement upon acquisition as part of a business combination or when assessing potential impairment of an asset group. In addition, as a result of fresh-start accounting, the Company's assets and liabilities were recorded at their fair values. These assets and liabilities are generally categorized as Level 3 inputs in the fair value hierarchy.

Income Taxes

The Company is an entity treated as a corporation for U.S. federal income tax purposes and is therefore subject to U.S. federal, foreign, and state and local corporate income tax. The Company records its income taxes in accordance with ASC 740, Income Taxes ("ASC 740"), which results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

Deferred Income Taxes

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized on the Combined Carve-out Statements of Operations in the period when the change is enacted.

For a particular tax-paying component of an entity and within a particular tax jurisdiction, deferred tax assets and liabilities are offset and presented as a single amount, as applicable, on the accompanying Combined Carve-out Balance Sheets.

3. Inventories

Inventories consisted of the following:

	December 31, 2023	December 31, 2022
Raw material	$1,627	$830
Work-in-process	3,140	1,536
Finished goods	199	43
Spare parts	2,767	1,372
Inventories	$7,733	$3,781

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following:

	Estimated Useful Life	December 31, 2023	December 31, 2022
Buildings	3-15 years	$2,378	$2,089
Mining property and mine development (a)		51,148	50,822
Plant and equipment	1-10 years	108,711	67,997
Transload facilities and equipment	1-8 years	7,513	8,545
Transportation equipment	1-7 years	3,788	3,820
Office furniture, fixtures and equipment	1-5 years	1,693	1,449
Construction-in-progress		10,094	7,474
Property, plant and equipment		185,325	142,196
Less: Accumulated depreciation and depletion		(40,164)	(22,995)
Property, plant and equipment, net		$145,161	$119,201

(a) Depletable properties that contain frac sand reserves are depleted using the units-of-production method.

Depreciation and depletion expense was $18,585 and $13,087 for the years ended December 31, 2023 and 2022, respectively, and is a recorded component of depreciation, depletion and amortization on the Combined Carve-out Statements of Operations.

5. Leases

Lessee

The Company has long-term operating leases, comprised primarily of container lease arrangements, as well as vehicles, equipment, office space and terminals. The Company's operating leases have remaining lease terms of 0.1 years to 3.9 years, some of which include automatic renewal options, options to extend the leases and options to terminate the leases.

The balance sheet information related to leases are as follows:

	Classification	December 31, 2023	December 31, 2022
Right-of-use assets
Operating lease	Operating lease right-of-use assets	$23,625	$16,413

Lease liabilities
Operating leases	Current portion of operating lease liabilities	$12,824	$8,483
Operating leases	Operating lease liabilities	10,821	7,955
Total lease liabilities		$23,645	$16,438

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. Upon adoption of fresh-start accounting, the Company’s lease obligations were recalculated using the incremental borrowing rate applicable to the Company upon emergence from Chapter 11 bankruptcy and commensurate with its new capital structure. Annually, the Company reviews and adjusts its incremental borrowing rate, which is used to calculate the net present value of new leases. The weighted average remaining lease term and discount rate as of December 31, 2023 and 2022 related to operating leases are as follows:

	December 31, 2023	December 31, 2022
Weighted average remaining lease term	2.0 years	2.1 years
Weighted average discount rate	8.85%	8.79%

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

The lease cost components on the Combined Carve-out Statements of Operations are as follows:

		Year Ended	Year Ended
	Classification	December 31, 2023	December 31, 2022
Operating lease cost	Cost of goods sold	$13,842	$6,756
Short-term lease cost	Cost of goods sold	18,739	13,094
Variable lease cost	Cost of goods sold	600	1,815
Operating lease cost	General and administrative expenses	208	164
Short-term lease cost	General and administrative expenses	48	132
Variable lease cost	General and administrative expenses	257	175
Total operating lease costs		$33,694	$22,136

Supplemental cash flow information related to the Company's leases is as follows:

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cash paid for amounts included in the measurement of operating lease liabilities	$12,276	$5,654

As of December 31, 2023, the maturities of lease liabilities are as follows:

Fiscal Year	Operating Leases
2024	$14,227
2025	8,033
2026	3,267
2027	202
Total lease payments	$25,729
Less: interest	(2,084)
Total lease liabilities	$23,645

Lessor

The Company has operating lease arrangements as the lessor associated with the use of logistics and wellsite operations equipment. These leases are classified as operating leases and result in the recognition of lease income on a straight-line basis, while the underlying leased asset remains on the Combined Carve-out Balance Sheet and continues to depreciate. Lease income associated with these leases is not material.

6. Intangible Assets

As a result of the Parent’s emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, the Company recorded definite-lived intangible assets which consisted of the following:

	Useful Life	December 31, 2021	Amortization Expense	December 31, 2022
Customer contracts and relationships	2 years	$2,829	$-	$2,829
Trademarks	21 years	1,058	-	1,058
Intangible assets		3,887	-	3,887
Less: Accumulated amortization		(1,634)	(1,307)	(2,941)
Intangible assets, net		$2,253	$(1,307)	$946

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

	Useful		Amortization
	Life	December 31, 2022	Expense	December 31, 2023
Customer contracts and relationships	2 years	$2,829	$-	$2,829
Trademarks	21 years	1,058	-	1,058
Intangible assets		3,887	-	3,887
Less: Accumulated amortization		(2,941)	(50)	(2,991)
Intangible assets, net		$946	$(50)	$896

Amortization expense was $36 and $1,292 for the years ended December 31, 2023 and 2022, respectively, both adjusted for corporate allocations. The weighted average remaining life of intangible assets was 18 years as of December 31, 2023 and 19 years as of December 31, 2022.

As of December 31, 2023, future amortization is as follows:

Fiscal Year	Amortization
2024	$50
2025	50
2026	50
2027	50
2028	50
Thereafter	646
$896

7. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Accrued dividends	$4,285	$3,200
Accrued taxes payable	1,159	1,171
Accrued compensation and benefit	4,899	4,707
Accrued mining costs	1,366	-
Accrued royalty payments	1,200	818
Accrued legal fees	532	822
Other current liabilities	2,971	1,650
	$16,412	$12,368

8. Long-Term Debt

Long-term debt consisted of the following:

	December 31, 2023	December 31, 2022
Notes payable	$3,575	$3,792
Less: Current portion of long-term debt	(3,121)	(2,943)
Long-term debt	$454	$849

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Notes Payable

The Company entered into several equipment financing agreements during the year ended December 31, 2023 in the amount of $3,476 with terms ending in December 2024 through May 2025 and interest rates ranging from 1.99% to 2.25%. The Company entered into several equipment financing agreements during the year ended December 31, 2022 in the amount of $3,884 with terms ending from December 2023 to December 2024 and interest rates ranging from 1.25% to 3.24%. The Company made payments of $3,757 and $2,150, leaving a notes payable balance of $2,614 and $2,895 as of December 31, 2023 and 2022, respectively.

Other notes payable also includes short-term obligations, arising from insurance premium financing programs, which renew in July each year. As of December 31, 2023 and 2022, the Company had outstanding balances of $961 and $897, respectively, with interest rates of 8.40% and 5.25%, respectively.

Maturities

As of December 31, 2023, future minimum debt repayments are as follows:

Fiscal Year	Amount
2024	$3,121
2025	454
Total future minimum debt repayments	$3,575

9. Asset Retirement Obligations (“ARO”)

Although the ultimate amount of reclamation and closure costs to be incurred is uncertain, the Company maintained a post-closure reclamation and site restoration obligation for its mobile mine business as follows:

Amount
Balance at December 31, 2021	$877
Addition to ARO	1,906
Accretion expense	173
Balance at December 31, 2022	$2,956
Addition to ARO	1,112
Accretion expense	328
Balance at December 31, 2023	$4,396

10. Commitments and Contingencies

Royalty Agreements

The Company has entered into royalty agreements under which it is committed to pay royalties on sand sold from its production facilities for which the Company has received payment by the customer. Royalty expense is recorded as the sand is sold and is included in costs of goods sold. Royalty expense was $4,077 and $1,311 for the years ended December 31, 2023 and 2022, respectively.

Purchase Commitments

The Company has entered into purchase commitments for the construction of certain equipment through 2024. As of December 31, 2023, the Company expects to spend $96 related to this commitment.

Litigation

From time to time the Company may be subject to various claims and legal proceedings which arise in the normal course of business, including claims involving various governmental agencies, including but not limited to the Texas Commission on Environmental Quality and U.S. Environmental Protection Agency, among others. Management is not aware of any legal matters that are likely to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

11. Stock-Based Compensation

Management Incentive Program

On May 3, 2021, the Parent’s Board of Directors approved the grant of stock options to executives and certain employees pursuant to the terms of a Nonstatutory Stock Option Agreement (“2021 Awards”). As of December 31, 2023 and 2022, the Parent had authorized and granted 2021 Awards of 950 shares of time-based and performance-based stock options under the MIP. All options will expire on the tenth anniversary of the grant date. Stock-based compensation expense from stock options is amortized on a straight-line basis over the vesting period. The Parent has elected to recognize forfeitures as they are incurred, as this method best reflects actual stock-based compensation expense.

Time-Based Stock Options

There were no time-based options issued during the years ended December 31, 2023 and 2022. The time-based stock options are exercisable at any time, regardless of whether the options are vested. If the options are exercised before they are vested, the shares will remain subject to forfeiture until the applicable vesting date.

The vesting schedule for time-based stock options issued since inception is as follows:

•	1/3 vesting on November 30, 2021 and 1/36 vesting monthly thereafter;
•	upon a change in control (“CIC”), all non-vested time-based stock options will vest immediately assuming continuous employment through the date of the CIC.

Upon termination of employment for cause, all vested and non-vested awards will be forfeited. Upon termination of employment for any reason other than cause, however, only non-vested awards will be forfeited. All vested options may be repurchased by the Parent within one year after the date of termination of employment.

All time-based options were exercised as of December 31, 2022 and no new time-based stock options were issued. As such, there was no time-based stock option activity for the year ended December 31, 2023.

A summary of the Parent’s time-based stock option activity for the year ended December 31, 2022 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at January 1, 2022	93	$1,500	9.42
Granted	-	-
Exercised into restricted shares	(83)	1,500
Forfeited	(10)	1,500
Outstanding at December 31, 2022	-	$-	-
Non-vested at December 31, 2022	-

As time-based stock options are exercised, the employees are issued restricted shares subject to the same vesting terms described above. All holders of restricted shares are entitled to all the rights of absolute ownership of the Parent’s common shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board. Any distributions payable with respect to shares of common stock that have not yet vested will be retained by the Parent and paid to the employee once the shares become vested.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

A summary of the Parent’s restricted share vesting activity related to time-based options for the years ended December 31, 2023 and 2022 is presented below:

		Weighted-Average Grant
	Shares	Date Fair Value
Non-vested at January 1, 2022	335	$1,500
MIP options exercised	83	1,500
Forfeited	(18)	1,500
Vested	(220)	1,500
Non-vested at December 31, 2022	180	$1,500
MIP options exercised	-	-
Forfeited	(2)	1,500
Vested	(178)	1,500
Non-vested at December 31, 2023	$-	$-

As of December 31, 2023, the Parent had no time-based stock options or restricted shares outstanding. As of December 31, 2022, the Parent had 590 time-based stock options and restricted shares outstanding. The Company recognized stock-based compensation, including any allocation adjustments, of $168 and $168 from these awards for the years ended December 31, 2023 and 2022, respectively, and is included in general and administrative expense on the Combined Carve-out Statements of Operations. As of December 31, 2023, there was no unrecognized compensation related to these awards. As of December 31, 2022, there was $270 of total unrecognized compensation cost related to these awards that is expected to be recognized over a weighted-average period of 0.92 years.

The fair value of options that vested during the years ended December 31, 2023 and 2022 was $267 and $330, respectively.

Performance-Based Stock Options

There were no performance-based stock options issued during the years ended December 31, 2023 and 2022. The performance-based stock options are exercisable at any time, regardless of whether the options are vested. If the options are exercised before they are vested, the shares will remain subject to forfeiture until the applicable vesting date.

All performance-based stock options issued during the years ended December 31, 2023 and 2022 will vest based on Parent performance as follows:

•	50% of the options will vest if the Parent’s investors receive a “multiple on invested capital” (“MOIC”) of 2.0x or greater;
•	the remaining 50% of the options will vest if the Parent’s investors receive a MOIC of 3.0x or greater.

Upon termination of employment for cause, all vested and non-vested awards will be forfeited. Upon termination of employment for any reason other than cause, however, only non-vested awards will be forfeited. All vested options may be repurchased by the Parent within one year after the date of termination of employment.

To determine the fair value of the performance-based stock options, the Parent engaged a third party valuation company who utilized both an income approach and a market approach in their valuation. The grant date fair value of all performance-based options granted during the year ended December 31, 2022 was determined to be $1,000 per share.

All performance-based options were exercised as of December 31, 2022 and no new time-based stock options were issued. As such, there was no time-based stock option activity for the year ended December 31, 2023.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

A summary of the Parent’s performance-based stock option activity for the year ended December 31, 2022 is presented below:

	Shares	Weighted Average Exercise Value	Weighted Average Remaining Contractual Life (years)
Outstanding at January 1, 2022	40	$1,000	9.42
Granted	-	-
Exercised into restricted shares	(35)	1,000
Forfeited	(5)	1,000
Outstanding at December 31, 2022	-	$-	-
Unvested at December 31, 2022	-

As performance-based stock options are exercised, the employees are issued restricted shares subject to the same vesting terms described above. All holders of restricted shares are entitled to all the rights of absolute ownership of the Parent’s common shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board. Any distributions payable with respect to shares of common stock that have not yet vested will be retained by the Parent and paid to the employee once the shares become vested.

A summary of the Parent’s restricted share vesting activity related to performance-based options for the years ended December 31, 2023 and 2022 is presented below:

	Shares	Weighted-Average Grant Date Fair Value
Non-vested at January 1, 2022	225	$1,000
MIP options exercised	35	1,000
Forfeited	(22)	1,000
Vested	-	-
Non-vested at December 31, 2022	238	$1,000
MIP options exercised	-	-
Forfeited	(8)	1,000
Vested	(230)	1,000
Non-vested at December 31, 2023	-	$-

As of December 31, 2023, the Parent had no performance-based stock options or restricted shares outstanding. As of December 31, 2022, the Parent had 238 performance-based stock options and restricted stock outstanding. Stock-based compensation from these awards of $137 was accelerated during the year ended December 31, 2023 due to the change-in-control provision. There was no stock-based compensation from these awards for the year ended December 31, 2022. As of December 31, 2023 and 2022, there was $0 and $238, including any allocation adjustments, of total unrecognized compensation cost related to these awards, respectively.

Dividend Equivalent Rights

As of December 31, 2023 and 2022, the Company had accrued dividend equivalent rights (“DER’s”) of $4,285 and $3,200, respectively, under the MIP in conjunction with dividends declared by the Parent.

Upon forfeiture of any unexercised options, or exercised but unvested shares, by a MIP participant, the unpaid DER’s associated with such shares shall automatically be forfeited.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Phantom Stock Plan

In June 2023, the Parent approved the grant of phantom equity-based awards to certain employees and directors, which represents the opportunity to receive cash payments in the event of future distributions made by the Parent. Each award recipient received a certain share equivalent which represents a percentage of any dividend, interest payment or other distribution paid by the Parent in respect to the common stock of the Parent. If employment is terminated for any reason, the recipient’s award will be automatically forfeited. In addition, upon a change-in-control, the award will be immediately forfeited; provided, however, that the award recipient will be entitled to their distribution percentage of any proceeds paid in connection with the change-in-control. Distributions will be paid through payroll as ordinary income, net of applicable payroll taxes. For the year ended December 31, 2023, the Company recorded $605 of compensation expense, relating to these awards, within general and administrative expense on the Combined Carve-out Statements of Operations.

12. Defined Contribution Retirement Plans

The Parent sponsors a 401(k) defined contribution retirement plans named the Hi-Crush 401(k) Plan (“the Plan”). The Company made matching contributions of up to 4% for 6% of eligible compensation in the Plan.

Eligible employees can make annual contributions to the Plan up to the maximum amount allowed by current federal regulations, as noted in the Plan documents. Contributions made by the Parent for the Company’s employees, including any allocated amounts, were $1,058 and $892 for the years ended December 31, 2023 and 2022, respectively.

13. Revenues

The Company recognizes revenue at the point in time control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration expected to be entitled to the Company in exchange for those goods or services. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account. A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

The majority of contracts are frac sand contracts that have a single performance obligation, as the promise to transfer individual goods or services is not separately identifiable from other promises in the contracts and, therefore, not distinct. For the portion of contracts that contain multiple performance obligations, such as work orders containing a combination of product, transportation, equipment rentals, and labor services, the Company allocates the transaction price to each performance obligation identified in the contract based on relative stand-alone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product or service is transferred to the customer in satisfaction of the corresponding performance obligations.

Practical Expedients and Exemptions

The Company has elected to use the practical expedients, pursuant to which they have excluded disclosures of transaction prices allocated to remaining performance obligations and when it expects to recognize such revenue. The Company has various long-term contracts with minimum purchase and supply requirements with terms expiring between 2024 and 2027. The remaining performance obligations are primarily comprised of unfulfilled product, transportation service, and labor service orders, some of which hold a remaining duration of less than one year. The transaction price for volumes and services under these contracts is based on timing of customer orders, points of sale, mix of products sold, impact of market conditions and potential contract negotiations, which have not yet been determined and therefore the price is variable in nature. The long-term portion of deferred revenues represents customer prepayments for which related current performance obligations do not yet exist, but are expected to arise, before the expiration of the term.

Deferred Revenues

As a result of fresh-start accounting, the Company realized a step-down from the book value of the deferred revenues in the amount of $1,240 as of the Emergence Date. Accretion associated with the deferred revenues step-down is included in accretion expense on the Combined Carve-out Statements of Operations.

As of December 31, 2023 and 2022, the Company has recorded a total liability of $13,929 and $666, respectively, for prepayments of future deliveries of frac sand. Some prepayments are refundable in the event that the Company is unable to meet the minimum requirements under certain contracts. The Company expects to recognize these revenues through 2027.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

The following table reflects the changes in contract liabilities, which are classified as deferred revenues:

Balance at December 31, 2021	$4,679
Accretion expense	551
Revenue recognized	(4,564)
Balance at December 31, 2022	$666
Collection of prepayments	16,400
Revenue recognized	(3,137)
Balance at December 31, 2023	$13,929

14. Related Party Transactions

Parent’s net investment activity

Parent’s net investment includes corporate allocations, along with the Parent’s contribution to and distribution from the Company. The components of this activity for the years ended December 31, 2023 and 2022 are as follows:

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Corporate allocations	$9,682	$7,560
General financing activities	(102,994)	(51,992)
Parent’s net investment activity	$(93,312)	$(44,432)

Corporate Allocations – Corporate allocations relate to corporate functions and activity that support all of the Parent’s subsidiaries and have been allocated to the Company on a pro-rata basis. These corporate allocations include stock-based compensation from the Parent, depreciation and amortization related to corporate assets and corporate function expenses associated with executive management, finance, accounting, legal, human resources, information technology and safety.

General Financing Activities – General financing activities refer to historical transactions that occurred between the Parent and the Company, with the largest activity related to dividends paid by the Company on behalf of the Parent.

Sand Purchases

As mentioned in Note 1 – Business and Organization, the Company and HC Minerals were both wholly-owned subsidiaries of the Parent until the spin-off of HC Minerals in early 2024. As such, for the purposes of these carve-out financial statements, all activity between the two companies are considered to be related party transactions. The following table summarizes related party transactions associated with HC Minerals. During the years ended December 31, 2023 and 2022, the Company purchased sand from HC Minerals at rates no less favorable to the Company than the terms generally available to an unaffiliated third party under the same or similar arrangement.

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cost of goods sold – HC Minerals	$29,691	$17,097

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

Equipment Rentals

The following table summarizes related party transactions associated with Dune Sand Equipment LLC (“Dune”), an equipment rental company owned by one of the Company’s executive officers for the periods indicated. During the years ended December 31, 2023 and 2022, the Company rented trailers from Dune at rates no less favorable to the Company than the terms generally available to an unaffiliated third party under the same or similar arrangement. As of December 31, 2023 and 2022, there were no liabilities outstanding on the Combined Carve-out Balance Sheets associated with Dune.

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Cost of goods sold – Dune	$275	$131

15. Income Taxes

Income before income tax consists of the following:

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Income before income tax	$124,970	$68,205

Income tax expense consists of the following:

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Current tax expense
Federal	$912	$708
State	1,129	266
Current tax expense	2,041	974
Deferred tax (benefit) expense
Federal	(935)	-
State	(1,682)	-
Deferred tax expense	(2,617)	-
Total income tax expense (benefit)	$(576)	$974

The Company's pre-tax income for the years ended December 31, 2023 and 2022 was subject to corporate tax at an estimated effective tax rate of approximately 0% and 1%, respectively. The effective tax rate differs from the statutory rate primarily due to the following: (i) state income taxes, (ii) the inclusion of a valuation allowance for U.S. federal and state deferred tax assets and (iii) certain book expenses that are not deductible for tax purposes.

Reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2023	December 31, 2022
Statutory federal rate	21%	21%
State taxes (net)	1%	0%
Valuation allowance	(22)%	(19)%
Effect of Permanent Differences	(0)%	(1)%
Effective tax rate	(0)%	1%

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

For the year ended December 31, 2023, the Company was in a net deferred tax asset position. For the year ended December 31, 2022, the Company was in a net deferred tax asset position (before valuation allowance). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. During the fourth quarter of 2023, the Company performed a three-year cumulative income analysis. On the basis of this evaluation, as of December 31, 2023, the Company is no longer in a valuation allowance position, and a valuation allowance of $27,427 was released in the fourth quarter of 2023.

Significant components of deferred tax assets and liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Intangible assets	$7,826	$8,789
Operating lease liabilities	5,276	3,643
Asset retirement obligations	530	214
Net operating loss carryforwards	15,152	22,143
Other	1,509	1,416
Total deferred tax assets	30,293	36,205
Valuation allowance	-	(17,213)
Net deferred tax assets	30,293	18,992
Deferred tax liabilities
Property, plant and equipment	18,622	13,568
Operating lease right-of-use assets	9,032	5,424
Other	22	-
Total deferred tax liabilities	27,676	18,992
Total net deferred tax assets	$2,617	$-

As of December 31, 2023, there are federal net operating loss ("NOL") carryforwards of $60,623 which can be carried forward indefinitely. The tax benefits of carryforwards are recorded as an asset to the extent that management assesses the utilization of such carryforwards to be more likely than not, and when the future utilization of some portion of the carryforwards is determined not to be more likely than not a valuation allowance is provided to reduce the recorded tax benefits from such assets. To the extent there are net operating loss carryforwards in 2024, these carryforwards will be assessed for realizability.

As of December 31, 2023, the Company does not have any unrecognized tax benefits and does not anticipate any unrecognized tax benefits during the next twelve months.

The tax years ended December 31, 2020 through 2022 remain open to examination under the applicable statute of limitations in the United States in which the Company files its tax returns.

16. Concentration of Credit Risk

The Company is a fully-integrated provider of proppant and logistics services for hydraulic fracturing operations, offering frac sand production, advanced wellsite storage systems, flexible last mile services, and innovative software for real-time visibility and management mainly used by the oil and natural gas industry. The Company’s business is, therefore, dependent upon economic activity within this market.

In the year ended December 31, 2023, the Company’s significant customers that had sales greater than 10%, each had sales of 24%, 15% and 11%, respectively. In the year ended December 31, 2022, the Company’s significant customers that had sales greater than 10%, each had sales of 32% and 20%, respectively.

During the years ended December 31, 2023 and 2022, the Company has maintained cash balances in excess of federally insured amounts on deposit with financial institutions. The Company has not experienced losses related to amounts in excess of these limits.

CARVE-OUT ENTITIES OF HI-CRUSH INC.

Notes to Combined Carve-out Financial Statements

(Dollars in thousands, except where otherwise noted)

17. Additional Cash Flow Disclosures

	Year Ended	Year Ended
	December 31, 2023	December 31, 2022
Non-cash investing and financing activities:
Changed in accrued capital expenditures	$(3,881)	$4,246
Debt financed capital expenditures	3,476	3,884
Net additions to operating right-of-use assets and lease liabilities	19,578	12,905
Increase in property, plant and equipment for asset retirement obligations	1,112	1,906

Cash paid (received) for:
Interest	$(1,236)	$(105)
Income taxes	$6,520	$115

18. Subsequent Events

In preparing the combined carve-out financial statements, the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through April 22, 2024, the date the combined carve-out financial statements were available for issuance.

On February 23, 2024, in ordinary course and consistent with our quarterly disbursement practices, the Parent’s Board of Directors authorized a $15 million cash dividend to shareholders of record as of February 26, 2024. The Company distributed the funds on behalf of the Parent, with an offsetting entry to parent’s net investment on the Combined Carve-out Balance Sheets.